UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MOTIENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On June 22, 2006, Motient Corporation sent the following letter to its stockholders.

June 22, 2006

Dear Fellow Shareholder:

In past weeks, we have provided shareholders with detailed information regarding a very important Exchange Transaction involving our MSV and TerreStar interests. Motient strongly believes that the recently announced transaction to restructure the ownership interests of MSV and TerreStar into two separate publicly traded entities – proposed after several months of extensive negotiation, research and deliberation – will unlock the current and future value of both MSV and TerreStar, allowing each more freedom to pursue their growth strategies or to engage in strategic partnerships. We hope our public disclosures have helped explain the transaction’s importance and its value to our shareholders.

We encourage all shareholders to carefully consider this information to understand what we believe is a compelling strategic and economic rationale behind our proposal. We also encourage you to act now to protect the value of your investment, by signing, dating and returning the enclosed WHITE proxy card today.

THE EXCHANGE TRANSACTION IS STRATEGICALLY IMPORTANT

We believe our exchange transaction provides a clear path to value for Motient shareholders. The transaction simplifies the ownership structure of MSV and TerreStar and gives each Motient shareholder the ability, if it chooses, to uncouple its indirect interests in TerreStar and MSV. Furthermore, we believe that it further maximizes the value of each company, enhancing their competitive positions and better enabling both MSV and TerreStar to pursue strategic activities. We believe it is important for shareholders to consider these very important factors when assessing the transaction:

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SIMPLIFY OWNERSHIP AND UNLOCK STRATEGIC VALUE: The transaction simplifies the ownership structure of MSV and TerreStar. We believe that this will free each of MSV and TerreStar to undertake strategic transactions and maximize the value of each company.

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ECONOMIC PARITY (NOT A SALE): After the transaction, you, as a Motient shareholder, will hold substantially the same economic interests as you do now. We view the transaction as an exchange of ownership interests that maintains parity among shareholders, not a sale of any assets.

•	CAPITAL INVESTMENT: By separating the ownership of MSV and TerreStar into two separate public vehicles, the transaction allows more effective capital investment at MSV and TerreStar.

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SHAREHOLDER CHOICE: The transaction will eventually give you two securities rather than one – one security that will primarily derive its value from TerreStar and one that will primarily derive its value from MSV.

THE EXCHANGE TRANSACTION IS AN EQUITABLE EXCHANGE OF INTERESTS AMONG SHAREHOLDERS

We do not view the Exchange Transaction as a sale of MSV interests to a third party, but rather as an equitable exchange of interests among shareholders, intended to allow each company to achieve critically important strategic objectives. We currently own 43.4% of MSV and 54.3% of TerreStar, each on a fully diluted basis. In this transaction, we are simply restructuring the ownership of these entities so that each will be held by a separate public company. If you choose, you may continue to participate in the economic upside in both MSV and TerreStar in a way that is substantially commensurate with your ownership in Motient. After considering a wide variety of structures over many months, we have concluded that the resulting structure of the transaction represents the most efficient and effective way to accomplish our objectives and serve the continued best interests of our shareholders.

We direct shareholders to our Form 8-K filed on May 9, 2006. This filing contains a detailed discussion of the structure of the transaction built upon our deliberations. We caution you NOT TO RELY on the analysis and related valuations that have been circulated by Highland Capital Management LP, a highly litigious group of hedge funds led by James Dondero. Highland holds investments that we believe conflict with the interests of our other stockholders and put into question Dondero’s motives in opposing the transaction. Highland has also initiated a series of litigations designed to enrich himself at the expense of the Company’s other shareholders. Given these conflicts with other shareholders, it is no wonder to us that in making his arguments opposing the Exchange Transaction, Highland relies heavily on valuation differentials from a now abandoned transaction, the terms and underlying assumptions of which are no longer relevant as a consequence of the passage of time and intervening events.

THE IMPLIED VALUATIONS IN THE TRANSACTION ARE GUIDED BY MARKET VALUES

The valuations implied in the Exchange transaction are justifiable and fair based on the relative market values of MSV and TerreStar. We believe these implied valuations are appropriate given the market capitalizations of the primary parties to the transaction, us and SkyTerra. Given that the transaction is intended to be an equitable exchange of interests among shareholders and not a sale to a third party, the implied

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values of the companies are substantially guided by the market value of shares of each respective entity.

TAX CONSEQUENCES ARE NOT HIDDEN AND REFLECT A PRUDENT BALANCE, DETERMINED AFTER EXTENSIVE RESEARCH

The Exchange Transaction will result in tax consequences at a corporate and a shareholder level, as we have discussed in our public disclosure materials to shareholders. We performed extensive research and deliberated for months, taking into account extensive counsel and advice from structuring and tax professionals from Deutsche Bank and our legal counsel over the most economically efficient and tax effective means to accomplish the transaction while maintaining the critically important strategic objectives. The resulting structure is the product of our best determination on how to balance the tax consequences of the transaction with the Company’s Net Operating Loss (NOL) position and tax basis in the underlying assets (for example, an initial exchange of MSV interests in excess of the 60.6% agreed upon, would have created an even larger immediate tax burden at the corporate level - as every further dollar of gain would result in $0.35 of tax - which is not reasonable for Motient to incur in 2006). After extensive analysis, we determined it was not possible to effect a tax-free spin off of either MSV or TerreStar, and that a taxable spin-off of either would have resulted in even greater tax consequences at the corporate level and practically prohibitive corporate governance requirements.

However, it is important to note that, to the extent that Motient is, in the future, able to consolidate TerreStar for tax purposes, Motient will be able to use TerreStar’s NOLs to offset Motient’s taxable income generated by the Exchange Transaction. In fact, Motient will even be able to use tax losses generated by Motient and TerreStar in future taxable years to offset Motient’s corporate taxes generated by the Exchange Transaction in 2006. Of course, we can’t be certain as to the amount of Motient or TerreStar’s losses, or whether Motient can acquire additional TerreStar interests and achieve the 80% ownership of TerreStar necessary to allow it to use TerreStar’s NOLs, but if it can, Motient could receive a refund from the IRS in the future for part or all of the tax liability from the implied gain on this transaction.

PROTECT THE VALUE OF YOUR INVESTMENT –

PLEASE SIGN, DATE AND RETURN THE WHITE PROXY TODAY!

Motient and its Board of Directors have been, and will continue to be, focused on executing our strategic plan and enhancing the long-term value of the Company for all of our shareholders. Please do not rely on Highland’s analysis, which we believe to be misleading, uninformed, conflicted and flawed.

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On behalf of all the members of the Motient team, thank you for your support. We look forward to continuing to communicate with you in the coming weeks.

Very truly yours,

Christopher Downie

Executive Vice President

Chief Operating Officer

YOUR VOTE IS IMPORTANT!

Please sign, date and return the WHITE proxy card today.

If you have any questions, or need assistance in voting your shares, please contact one of the firms assisting us in the solicitation of proxies:

INNISFREE M& A INCORPORATED	D.F.KING & CO., INC.
Toll-free at 1-877-750-9496	Toll-free at 800-735-3591
Banks and Brokers call collect at 212-750-5833	Banks and brokers call collect at 212-269-5550

The information contained in this letter includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to the proxy contest, and other impact of Highland Capital’s proposals for Motient’s 2006 Annual Meeting of Stockholders. Although Motient believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Reference is made to a more complete discussion of forward-looking statements and applicable risks that may cause actual results to differ materially from those contemplated by such forward-looking statements (“Cautionary Statements”) that include, among others, those identified under the caption “Risk Factors” in our annual report on Form 10-K, as amended, for the year ended December 31, 2005, which is available free of charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on our website at www.motient.com. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the Cautionary Statements. You should carefully review the risk factors described in our other filings with the SEC from time to time.

Our forward-looking statements are based on information available to us today, and we undertake no obligation to update these statements.

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